Exhibit 3.2

CERTIFICATE OF CORRECTION
TO THE CERTIFICATE OF DESIGNATION OF THE
VOTING POWERS, DESIGNATION, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL OR
OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE
CUMULATIVE CONVERTIBLE PREFERRED
STOCK, SERIES A, OF NTL INCORPORATED

Pursuant to Section 103(f) of the
Delaware General Corporation Law

         NTL Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

         FIRST: On September 12, 2001, the Corporation filed a Certificate of Designation for the Cumulative Convertible Preferred Stock, Series A, of the Corporation (the “Certificate”) in which a typographical error was set forth in paragraph (8)(b)(i) of the Certificate, which created an inaccurate record of the corporate action.

         SECOND: Specifically, the reference to Section 23.13.2 of the Cablecom Credit Facility should read, as corrected, “Section 23.13 of the Cablecom Credit Facility.” Accordingly, the text of paragraph (8)(b)(i) of the Certificate shall be corrected to read in its entirety as follows:

         "(i) Consummation of the exchange and the performance of any activities in connection therewith will not trigger an event of default under Section 23.13 of the Cablecom Credit Facility.”

         THIRD: This Certificate of Correction was prepared and executed in accordance with Section 103(f) of the DGCL.

         IN WITNESS WHEREOF, NTL Incorporated has caused this Certificate of Correction to be duly executed in its corporate name this 28th day of September 2001.

Exhibit 3.2

NTL INCORPORATED

By: /s/ Richard J. Lubasch Name: Richard J. Lubasch Title: Executive Vice President, General Counsel and Secretary

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